SAFETY ANNOUNCES FOURTH QUARTER AND YEAR END 2014 RESULTS

Boston, Massachusetts, February 24, 2015.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2014 results.  Net income for the quarter ended December 31, 2014 was $10.4 million, or $0.69 per diluted share, compared to net income of $11.7 million, or $0.76 per diluted share, for the comparable 2013 period.  Net income for the twelve months ended December 31,  2014 was $59.4 million, or $3.91 per diluted share, compared to $61.4 million, or $3.98 per diluted share, for the comparable 2013 period.  Safety’s book value per share increased to $47.19 at December 31, 2014 from $45.18 at December 31,  2013.  Safety paid $0.70 per share in dividends to investors during the quarter ended December 31, 2014 compared to $0.60 per share during the quarter ended December 31, 2013.  Safety paid $2.60 per share in dividends to investors during the year ended December 31,  2014 compared to $2.40 per share during the comparable 2013 period.

Direct written premiums for the quarter ended December 31,  2014 increased  by $7.8 million, or 4.8%, to $168.4 million from $160.6 million for the comparable 2013 period.  Direct written premiums for the twelve months ended December 31, 2014 increased by $34.0 million, or 4.6%, to $765.7 million from $731.7 million for the comparable 2013 period.  The 2014 increase occurred primarily in our commercial automobile and homeowners lines of business, which experienced increases in average written premium per exposure of 5.8% and 3.6%, respectively. Written exposures increased in our commercial automobile and our homeowners lines of business by 5.7% and 7.5%, respectively.

Net written premiums for the quarter ended December 31, 2014 increased by $8.5 million, or 5.6%,  to $159.8 million from $151.3 million for the comparable 2013 period.  Net written premiums for the twelve months ended December 31, 2014 increased by $37.4 million, or 5.4%, to $734.9 million from $697.5 million for the comparable 2013 period.  Net earned premiums for the quarter ended December 31, 2014 increased by $8.8 million, or 5.1%, to $182.5 million from $173.7 million for the comparable 2013 period.  Net earned premiums for the twelve months ended December 31, 2014 increased by $35.1 million, or 5.1%, to $716.9 million from $681.8 million for the comparable 2013 period.  Net written and net earned premiums increased primarily due to increases in our commercial automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended December 31, 2014 decreased by $1.9 million, or 14.7%, to $11.0 million from $12.9 million for the comparable 2013 period.  Net investment income for the twelve months ended December 31, 2014 decreased by $0.7 million, or 1.7%, to $42.3 million from $43.0 million for the comparable 2013 period.  Net effective annualized yield on the investment portfolio for the quarter and twelve months ended December 31, 2014 was 3.6% and 3.5%, respectively compared to 4.3% and 3.7% for the comparable 2013 periods. Our duration was 3.8 years at December 31, 2014, down from 4.1 years at December 31, 2013.

For the quarter ended December 31, 2014, loss and loss adjustment expenses incurred increased by $7.8 million, or 6.5%, to $127.2 million from $119.4 million for the comparable 2013 period.  For the twelve months ended December 31, 2014, loss and loss adjustment expenses incurred increased by $28.7 million, or 6.4%, to $476.4 million from $447.7 million for the comparable 2013 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended December 31, 2014 were 69.7%,  31.1%, and 100.8%, respectively, compared to 68.8%,  31.8%, and 100.6%, respectively, for the comparable 2013 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the twelve months ended December 31, 2014 were 66.5%,  30.6%, and 97.1%, respectively, compared to 65.7%,  30.8%, and 96.5%, respectively, for the comparable 2013 period. Total prior year favorable development included in the pre-tax results for the quarter and twelve months ended December 31, 2014 was $8.0 million and $37.4 million, respectively, compared to $7.1 million and $28.9 million, respectively, for the comparable 2013 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2013 Form 10-K with the SEC on March 17, 2014 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2013 filed with the SEC on March 17, 2014.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,102,517 and $1,087,232)	$1,135,451	$1,104,957
Equity securities, at fair value (cost: $97,910 and $83,134)	109,153	91,871
Other invested assets	11,657	5,748
Total investments	1,256,261	1,202,576
Cash and cash equivalents	42,455	55,877
Accounts receivable, net of allowance for doubtful accounts	175,532	169,304
Receivable for securities sold	—	1,320
Accrued investment income	10,295	10,329
Taxes recoverable	—	709
Receivable from reinsurers related to paid loss and loss adjustment expenses	6,267	4,588
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	61,245	60,346
Ceded unearned premiums	19,638	17,900
Deferred policy acquisition costs	67,329	63,388
Deferred income taxes	-	3,984
Equity and deposits in pools	23,159	18,733
Other assets	13,538	16,403
Total assets	$1,675,719	$1,625,457

Liabilities
Loss and loss adjustment expense reserves	$482,012	$455,014
Unearned premium reserves	390,361	370,583
Accounts payable and accrued liabilities	65,863	66,508
Payable for securities purchased	4,591	13,327
Payable to reinsurers	7,653	7,094
Deferred income taxes	1,614	—
Taxes payable	265	—
Other liabilities	15,077	17,744
Total liabilities	967,436	930,270

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,288,728 and 17,207,929 shares issued	173	172
Additional paid-in capital	175,583	170,391
Accumulated other comprehensive income, net of taxes	28,715	17,200
Retained earnings	587,647	567,792
Treasury stock, at cost: 2,279,570 and 1,819,547 shares	(83,835)	(60,368)
Total shareholders’ equity	708,283	695,187
Total liabilities and shareholders’ equity	$1,675,719	$1,625,457

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net earned premiums	$182,478	$173,635	$716,875	$681,870
Net investment income	11,012	12,917	42,303	43,054
Earnings from partnership investments	878	—	878	—
Net realized gains on investments	(486)	478	197	1,677
Finance and other service income	4,763	4,763	18,544	18,683
Total revenue	198,645	191,793	778,797	745,284

Losses and loss adjustment expenses	127,186	119,445	476,366	447,749
Underwriting, operating and related expenses	56,820	55,253	219,023	209,758
Interest expense	23	23	90	89
Total expenses	184,029	174,721	695,479	657,596

Income before income taxes	14,616	17,072	83,318	87,688
Income tax expense	4,246	5,420	23,964	26,337
Net income	$10,370	$11,652	$59,354	$61,351

Earnings per weighted average common share:
Basic	$0.69	$0.76	$3.93	$4.00
Diluted	$0.69	$0.76	$3.91	$3.98

Cash dividends paid per common share	$0.70	$0.60	$2.60	$2.40

Number of shares used in computing earnings per share:
Basic	14,943,939	15,351,039	15,107,339	15,354,468
Diluted	15,053,926	15,412,687	15,197,036	15,399,801

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended
	2014	2013	2014	2013
Written Premiums
Direct	$168,359	$160,624	$765,685	$731,680
Assumed	6,403	5,167	25,602	20,593
Ceded	(15,024)	(14,512)	(56,373)	(54,733)
Net written premiums	$159,738	$151,279	$734,914	$697,540

Earned Premiums
Direct	$190,427	$182,634	$747,786	$715,657
Assumed	5,879	4,839	23,724	19,251
Ceded	(13,828)	(13,838)	(54,635)	(53,038)
Net earned premiums	$182,478	$173,635	$716,875	$681,870